EXHIBIT 10.7
                                AGREEMENT OF SALE
                                -----------------



     THIS AGREEMENT OF SALE (this "Agreement"), made this 24th day of February, 2000, by and between JONES PANORAMA PROPERTY, INC., a Colorado corporation (hereinafter called "Seller"), and AMERIVEST BROADWAY PROPERTIES, INC., a Colorado corporation, (hereinafter called "Buyer").

                              W I T N E S S E T H :

     For and in consideration of the mutual undertakings contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

     1. Property.

          (a) Seller hereby agrees to sell and convey to Buyer who agrees to purchase, all that certain lot, piece or parcel of ground (the "Land"), together with the improvements located thereon (the "Improvements"), situated in Arapahoe County, Colorado, and known as 9085 E. Mineral Circle, said lot, piece or parcel being more particularly described on Exhibit "A" attached hereto and made a part hereof (the Land, the Improvements are collectively referred to as the "Property").

          (b) The sale set forth in this Agreement shall also include (i) the fixtures and systems which are located in the Improvements; (ii) all personal property owned by Seller which is necessary to the operation of the Improvements and now located in the Improvements; including the backup diesel power generation system, telecommunications phone jacks, internal wiring and cabling, and the right to use the name "Panorama Falls" (the "Personal Property"); (iii) all certificates, licenses, permits, authorizations and approvals issued for or with respect to the Property by governmental and quasi-governmental authorities having jurisdiction ("Licenses, Permits and Approvals"), to the extent transferrable; (iv) all interests, easements, rights, benefits, improvements, attached fixtures and privileges appurtenant, pertaining or beneficial to the Land or the Improvements, or both, together with all interests of Seller in vacated streets and alleys adjacent to the Land ("Contracts"); and (v) all appurtenances, easements and other rights and privileges in any way pertaining or beneficial to the Land or the Improvements.

     2. Purchase Price. The total consideration and purchase price (the "Purchase Price"), which Buyer agrees to pay to Seller and which Seller agrees to accept for the Property is FIVE MILLION NINE HUNDRED THOUSAND AND 00/100 DOLLARS ($5,900,000.00), payable as follows:


Cash or certified check at
signing of this Agreement
(the "Deposit")                                               $   100,000.00

The Deposit shall be non-refundable
to Buyer at the expiration of the Due
Diligence Period, except as set forth in paragraph 12(b) hereof.

Cash, certified check or
federally wired funds at
Settlement                                                    $ 5,800,000.00

                        TOTAL                                 $ 5,900,000.00

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     The Deposit shall be paid to the Title Company (as hereinafter defined) and shall be placed by Title Company in an interest bearing escrow account pending Settlement (as hereinafter defined). Buyer warrants and represents that Buyer has completely filled out the form W-9 attached hereto as Exhibit "B" and made a part hereof and Buyer understands that no interest will be paid on the Deposit unless and until such form W-9 is completed and delivered to Title Company. All interest accrued on the Deposit will be paid to Buyer at Settlement or upon the earlier termination of this Agreement, unless such termination shall be as a result of Buyer's default, in which event all accrued interest shall be paid to Seller.

Buyer's Federal Tax I.D. Number  # 84-1314788

Seller's Federal Tax I.D. Number #___________

     3. Evidence of Title: Title.

          (a) Title Commitment. On or before seven (7) days following Seller's execution of this Agreement (the "Title Deadline"), Seller shall cause to be furnished to Buyer, at Seller's expense, a current commitment for owner's title insurance policy issued by Chicago Title of Colorado (the "Title Company") in an amount equal to the Purchase Price, committing to delete or insure over the pre-printed standard exceptions (relating to parties in possession, unrecorded easements, survey matters, any unrecorded mechanic's liens, gap protection (from the date of commitment through the time of recording the Deed), and unpaid taxes, assessments and unredeemed tax sales. Seller shall cause the title insurance policy to be delivered to Buyer as soon as practicable after Settlement.

          (b) Title Documents. On or before the Title Deadline, Seller shall cause to be delivered to Buyer copies of all plats, declarations, covenants, and restrictions burdening the Property and copies of any other documents listed in the schedule of exceptions to the title commitment ("Exceptions"). The title commitment referred to in subparagraph 3(a) and the copies of the documents to be furnished under this subparagraph are referred to as the "Title Documents."

          (c) Title Review. Buyer shall have the right to inspect the Title Documents. Written notice by Buyer of unmerchantability of title or of any other unsatisfactory title condition shown by the Title Documents shall be given by Buyer to Seller at least fifteen (15) days before the Settlement Date. If written notice of unmerchantability of title or other unsatisfactory title condition is not given by Buyer to Seller at least fifteen (15) days before the Settlement Date, then Buyer accepts the condition of title as disclosed by the Title Documents as satisfactory.

          (d) Matters not of Record. Seller shall deliver to Buyer, on or before the Title Deadline, true copies of all leases and surveys in Seller's possession pertaining to the Property and shall disclose to Buyer all easements, liens or other matters affecting title not shown by the public records of which Seller has actual knowledge. Written notice by Buyer of any unsatisfactory conditions affecting title disclosed by Seller or discovered by Buyer and not shown by the

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Title Documents shall be given by Buyer to Seller at least fifteen (15) days before the Settlement Date. If written notice of unsatisfactory conditions affecting title disclosed by Seller or discovered by Buyer and not shown by the Title Documents is not given by Buyer to Seller at least fifteen (15) days before the Settlement Date, then Buyer accepts the condition of title subject to such rights of third parties of which Buyer has actual knowledge.

          (e) Right to Cure. If Seller receives written notice of unmerchantability of title or any other unsatisfactory title conditions or commitment terms as provided in this paragraph 3, then Buyer shall have the option of either: (i) taking such title as Seller can give, without abatement of the Purchase Price, or (ii) being repaid all monies paid on account by Buyer to Seller, including the Deposit, and any interest accrued thereon, and thereafter there shall be no further liability or obligations by either Seller or Buyer and this Agreement shall be null and void and of no further effect (except for this Section 3).

          (f) Survey. Within ten (10) days following Seller's execution of this Agreement, Seller shall furnish Buyer, at Seller's expense, with a current survey of the Property prepared to meet the Urban ALTA/ASCM-1970 land title survey standards, and certified to Buyer, Title Company and Buyer's lender.

     4. Representations and Warranties. Seller represents to the best of its knowledge, information and belief that at the time of the execution of this Agreement and as of the date of Settlement:

          (a) There exists no notice of an uncorrected violation of the housing, building safety or fire ordinances, which has been received by Seller. Seller will be responsible for the cost of all work, repairs, construction or installations which may be required or called attention to by any such notice, issued and/or served after the execution hereof, as well as by any notice issued and/or served prior to Settlement by any other state, municipal or other constituted public authority.

          (b) No assessments for public improvements have been made against the Property which remain unpaid. Seller will be responsible for the payment of any assessments and charges hereafter made for any public improvements, if work in connection therewith is begun prior to Settlement.

          (c) It is validly existing and qualified to conduct its business in the jurisdiction in which the Property is located and to carry on its business as now being conducted. It has the right, power, legal capacity and authority, without the approval of any State or Federal regulatory bodies, to enter into and perform its obligations under this Agreement and the documents to be executed and delivered pursuant hereto. The execution and delivery of this Agreement and such documents have been duly and validly authorized by all necessary action on its part to make this Agreement and such documents valid and binding upon it.

          (d) The execution and entry into this Agreement, the execution and delivery of the documents and instruments to be executed and delivered by Seller on the date of Settlement and the performance by Seller of Seller's duties and obligations under this Agreement and of all other acts necessary and appropriate for the full consummation of the purchase and sale of the Property as contemplated by and provided for in this Agreement, are consistent with and not in violation of, and will not create any default under, any contract, agreement or other instrument to which Seller is a party, any judicial order or judgment of any nature by which Seller or the Property is bound.

          (e) There are no lease options or other rights allowing any tenants to purchase any portion of the Property.

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          (f) Seller has not received any written notices from any governmental authority that the Property is presently in violation in any respect with any applicable statutes, ordinances, codes, rules and regulations of any governmental authority having jurisdiction over the Property ("Laws"). Nor has Seller received any written notices from any insurance carriers stating that the Property is not in compliance with any Insurance Regulations or any notice of cancellation of insurance coverage due to any condition or use of the Property.

          (g) Neither Seller, nor, to the best of Seller's knowledge, any third party under Seller's control has used, manufactured, stored or disposed of, on, under or about the Property or transported to or from the Property any flammable explosives, radioactive materials or wastes, Hazardous Materials or wastes, toxic materials or wastes, asbestos, asbestos-containing materials or wastes as defined in the Laws.

          (h) To the best of Seller's knowledge, there are no filed actions, filed suits or proceedings, or written claims pending, condemnation actions, which would adversely affect Seller's ability to convey title in accordance with this Agreement.

          (i) There is no litigation pending or, to the best of Seller's knowledge, threatened against the Property or against Seller that would have a material adverse effect on Seller's ability to consummate the transactions contemplated by this Agreement.

          (j) Seller has not granted any easements or rights-of-way affecting any or all of the Property, except as shown on the Survey or Title Documents.

          (k) There are no structural defects on any improvement on the Property. The heating, ventilating and air conditioning systems, electrical, mechanical and plumbing systems are all in good working order and Seller knows of no defect to such system.

     5. Settlement.

          (a) Settlement shall be within fifteen (15) days of the expiration of the Due Diligence Period (as hereinafter defined) but in no event prior to April 1, 2000 ("Settlement Date") at 10:00 a.m. (prevailing time) at the off ice of the Title Company, unless Seller and Buyer agree in writing to a different time and place ("Settlement"). The date and time of Settlement is hereby agreed to be of the essence of this Agreement.

          (b) Real property taxes shall be apportioned on a per diem basis pro rata as of the date of Settlement on the basis of the most recent levy and assessment for the Property and shall be readjusted when the final tax bill is available.

          (c) All utility service charges for electricity, heat and air conditioning service, other utilities, elevator maintenance, common area maintenance, other expenses incurred in operating the Property that Seller customarily pays, and any other costs incurred in the ordinary course of business or the management and operation of the Property shall be prorated on an accrual basis. Seller shall pay all such expenses that accrue prior to the date of Settlement and Buyer shall pay all such expenses accruing on the date of Settlement and thereafter. Seller and Buyer shall obtain billings and meter readings as of the date of Settlement to aid in such prorations.

          (d) State and local realty transfer taxes, if any, applicable to the sale set forth in this Agreement shall be equally divided and half of each paid by Seller and Buyer.

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          (e) Possession of the Property is to be delivered by executed Deed (as hereinafter defined) and keys to the Property at the time of Settlement. The
Deed shall be prepared by Seller and a copy presented to Buyer at least five (5) days prior to the Settlement Date.

          (f) Without limitation to other conditions set forth in this Agreement, and notwithstanding anything contained herein to the contrary, Buyer's obligation to close hereunder is expressly contingent upon the satisfaction, or the express written waiver, of the following conditions:

               (i) As of the Settlement, title to the Property shall be as required by Section 3 of this Agreement;

               (ii) All representations and warranties made by Seller in this Agreement shall be true, complete and accurate in all material respects as of the Settlement Date; and

               (iii) Seller shall have performed, observed and complied with all agreements, covenants and obligations to be performed by Seller under this Agreement, including without limitation, the execution and/or delivery of all documents required to be executed and/or delivered by or on behalf of Seller hereunder.

If the conditions precedent in this Section 5(f) above are not satisfied as of the Settlement Date, Buyer may exercise any of the remedies set forth in this Agreement, as applicable, or waive such conditions in whole or in part and proceed to Settlement.

     6.  Closing Documents.

          (a) At the time and place of Settlement, Seller shall deliver or cause to be delivered to Buyer the following:

               (i) Seller shall execute and deliver a good and sufficient general warranty deed to Buyer, conveying the Property free and clear of all taxes, except the general taxes for the year of the Settlement, and free and clear of all other liens and encumbrances, including governmental liens for special improvements installed as of the date of Buyer's execution of this Agreement, except those Exceptions accepted by Buyer in accordance with subsection 3(c) of this Agreement, those matters not shown by the public records disclosed by Seller and accepted by Buyer in accordance with subsection 3(d) of this Agreement and inclusion of the Property in any special taxing district (the "Deed");

               (ii) a warranty bill of sale whereby Seller shall convey to Buyer its title to the Personal Property (the "Bill of Sale");

               (iii) an assignment whereby Seller will assign and Buyer shall assume all of Seller's right, title, and interest, including all the obligations of Seller, in, to and under any warranties, Licenses, Permits and Approvals (hereinafter referred to as the "Assignment");

               (iv) all original Licenses, Permits and Approvals, and as many signed originals (or true and correct copies of same) of the items covered by the Assignment as are in Seller's possession, unless previously delivered by Seller to Buyer;

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               (v) all equipment operating manuals and all equipment warranties and equipment guarantees, if any, in Seller's possession;

               (vi) all master and duplicate keys to all locks for the Improvements which are in Seller's possession;

               (vii) a non-foreign person certification; and

               (viii) a Seller's title affidavit and such other documents as may be reasonably requested by the Title Company.

          (b) At the time and place of Settlement, Buyer shall deliver or cause to be delivered to Seller the following:

               (i) the balance of the Purchase Price;

               (ii) the Assignment; and

               (iii) such other documents as may be reasonably requested by Seller to carry out the intent of this Agreement or by the Title Insurer.

     7. Risk of Loss. All risk of loss shall be on Seller prior to Settlement. In the event that there is a casualty or condemnation of all or any portion of the Property, Buyer may either (i) continue to Settlement without an abatement in Purchase Price, but Seller will assign any and all rights to Buyer for insurance or condemnation awards, or (ii) terminate this Agreement in which the Deposit, plus all accrued interest, shall be delivered to Buyer and this Agreement shall be null and void and of no force or effect and all copies shall be canceled.

     8. Recording. This Agreement may not be recorded in the Office for Recording of Deeds or in any other office or place of public record without Seller's prior consent.

     9. Seller's Obligations Before Closing.

          (a) From and after the expiration of the Due Diligence Period until the Settlement Date, Seller will not modify, extend, terminate or otherwise change any of the terms, covenants or conditions of any leases affecting the Property, or enter into new leases or any other obligations or agreements affecting the Property without the prior written consent of Buyer, which consent may be withheld by Buyer in its sole and absolute discretion.

          (b) Prior to the date of Settlement, Seller shall operate, manage, and insure the Property in a manner consistent with Seller's historic and customary practice, shall maintain present services and shall perform when due all of Seller's obligations under agreements relating to the Property. None of the Personal Property shall be removed from the Property unless replaced by Personal Property of equal or greater utility or value.

          (c) From and after the mutual execution hereof, Seller will not make any material alterations to the Property, unless approved by Buyer.

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


          (d) Seller shall use commercially reasonable efforts to preserve intact and unimpaired any and all right-of-way, access, easements, grants, appurtenances, rights, privileges, leases, contacts, agreements, and licenses in favor of, relating to, or benefitting all or any portion of the Property.

     10. Intentionally Deleted

     11. Broker. Seller and Buyer acknowledge that Binswanger of Colorado, Inc., acting as Seller's agent, and Fuller and Company, acting as Buyer's agent are the sole, moving, efficient and procuring causes of this sale and in consideration of its services in making this sale Seller hereby agrees to pay to Binswanger of Colorado, Inc. and Fuller and Company a commission of four percent (4%) of the purchase price which shall be shared equally at the time of Settlement.

     12. Default.

          (a) If Buyer is in default in the observance or performance of its obligations hereunder, then Seller shall have the right on or before Settlement to terminate this Agreement and to be paid the Deposit and all interest earned thereon as liquidated damages for such breach. Upon such termination, Seller and Buyer shall be released from all further liability and obligations hereunder, it being understood that Seller's right to terminate this Agreement and to be paid the Deposit shall be the sole remedy available to Seller in the event of Buyer's default.

          (b) If Seller is in default in the observance or performance of its obligations hereunder, then Buyer shall have the right: (i) at Settlement to terminate this Agreement and to be paid the Deposit and all interest earned thereon liquidated damages for such breach; or (ii) Buyer may elect to seek specific performance of this Agreement from Seller. If Buyer elects to terminate this Agreement, Seller and Buyer shall be released from all further liability and obligations hereunder.

     13. Notices. All notices to be given to Agent, Seller and/or to Buyer shall be mailed by registered or certified mail, return receipt requested or an overnight service with receipt as follows:

                  Seller:                JONES PANORAMA PROPERTY, INC.
                                         1201 Market Street
                                         Suite 2201
                                         Wilmington, DE 19801
                                         Attn: Abram E. Patlove
                                         Fax: 302-658-1600

                  With a copy to:        Comcast Corporation
                                         1500 Market Street
                                         Philadelphia, PA 19102
                                         Attn: General Counsel

                  Agent:                 Binswanger
                                         Two Logan Square
                                         Fourth Floor
                                         Philadelphia, PA 19103
                                         Attn:  Susan M. Sygenda
                                         Fax:  215-448-6274

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                  Buyer:                 AMERIVEST BROADWAY PROPERTIES, INC.
                                         c/o Sheridan Realty Advisors, LLC
                                         1800 Glenarm Place, Suite 500
                                         Denver, CO 80202-3871
                                         Attn: John Greenman
                                         Fax: 303-296-7353

                  With a copy to:        Isaacson, Rosenbaum, Woods & Levy, P.C.
                                         633 17th Street, Suite 2200
                                         Denver, CO 80202
                                         Attn: Steven G. Wright, Esq.
                                         Fax: 303-292-3152

     Notices given as provided in this section shall be deemed given on the date received.

     14. Intentionally Deleted.

     15. Entire Agreement. This Agreement sets forth all the agreements, promises, warranties, representations, understandings and promises between the parties hereto, and the parties are not bound by any agreements, undertakings or conditions except as expressly set forth herein. All additions, variations or modifications to this Agreement shall be void and ineffective unless in writing and signed by the parties.

     16. Successors and Assigns; Assignment. This Agreement shall extend to, be binding upon, and inure to the benefit of the heirs, executors, administrators and successors of the parties hereto. Buyer shall not assign this Agreement or any of its rights, duties or obligations hereunder to any other party without Seller's prior consent.

     17. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado.

     18. FIRPTA. Under Section 1445 of the Internal Revenue Code of 1986 as amended, and the regulations issued thereunder, Buyer is required to withhold up to ten percent (10%) of the Purchase Price of the Property unless the Seller provides Buyer with a "nonforeign certificate" indicating that Seller is not a foreign person for purposes of the Internal Revenue Code. Agent may be subject to liability if Seller issues a false "nonforeign certificate". Seller hereby agrees to indemnify and hold harmless Agent from liability for any tax, penalty, interest or other charge imposed upon Agent under Seller resulting from the actions of Seller or Seller's agents.

     19. Due Diligence.

          (a) Within ten (10) days following Seller's execution of this Agreement, Seller shall deliver to Buyer at Seller's expense the following items which are in Seller's possession related to the Property:

               (i) Copies of all soil tests, engineering reports and environmental reports pertaining to the Property;

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               (ii) Copies of all leases, if any, including amendments and modifications thereto, and all other agreements permitting occupancy or use of the Property;

               (iii) Copies of all current Service Contracts;

               (iv) Copies of any certificates of occupancy, licenses, engineering reports relating to the Property;

               (v) Copies of all written agreements with third parties, governmental entities and utility companies, if any, relating to the Property, and all licenses with respect to the Property or any use of the Property;

               (vi) Copies of all listing agreements and commission agreements between Seller and brokers or finders for the leasing of all or any portion of the Property that are currently in effect or obligate Seller or any other owner to pay a fee or commission hereafter;

               (vii) Copies of expense statements, if any, related to the operation of the Property;

               (viii) Copies of the ad valorem real and personal property tax statement pertaining to the Property for the three tax years prior to the date of Settlement;

               (ix) Copies of any written notices, or other documents pertaining to the violation or alleged violation of the Laws.

               (x) Itemized inventory of Personal Property.

          (b) From and after the execution of this Agreement by the Seller up to and including April 1, 2000 (the "Due Diligence Period"), Buyer shall have the right to enter upon, go in, on or over the Property for the purpose of conducting building surveys, inspections, soil tests, core drillings, environmental testing and other examinations thereof as Buyer may desire. Buyer shall repair any and all damage by reason of any such testing and shall indemnify and save Seller harmless for any liability in connection therewith. In the exercise of its rights pursuant to this Section 19, Buyer shall not interfere with the conduct of Seller's operations being conducted on the Property and shall give Seller reasonable advance notice of any such activities Buyer plans to conduct on the Property. If during the Due Diligence Period Buyer determines, in his sole discretion, that any condition of or relating to the Property, including, but not limited to, its physical condition, economic viability or any other factor Buyer deems of concern, is unsatisfactory to Buyer, Buyer may before the end of the Due Diligence Period terminate this Agreement by giving Seller written notice of termination and, thereafter, the Deposit, plus all accrued interest, shall be paid to Buyer and this Agreement shall become null and void and of no further effect (except for this Section
19).


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     20. Lease-Back. Upon Settlement, Buyer agrees to lease to Seller and Seller agrees to lease from Buyer for a two (2) year period approximately 10,000 rentable square feet of space on an "AS IS" basis within the Improvements at $20.50 per rentable square foot with a $7.00 per rentable square foot expense stop (the "Lease"). The Lease shall be in substantially the same form as that attached hereto as Exhibit "C" and shall be entered into and executed prior to the expiration of the Due Diligence Period with the commencement date of the Lease to be the date of Settlement.

     21. Section 1031 Tax-Deferred Exchange. Either Buyer and/or Seller may substitute a qualified intermediary, as that term is defined in the deferred like-kind exchanges regulations of the Internal Revenue Code. Each party agrees to cooperate fully with the party requesting such exchange in order to facilitate a like-kind exchange of real property, whether simultaneously, a deferred "Starker" exchange, or any other form of like-kind exchange (as the requesting party may elect), pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. The parties specifically agree to execute such documents and instruments as are reasonably necessary to effectuate such an exchange, provided that all costs and expenses associated therewith are borne by the party for whose benefit the exchange is being made and that Buyer shall not be required to take title to any property other than the Property. Each party shall be solely responsible for assuring that the structure its respective proposed exchange is effective for its individual tax purposes. Furthermore, each party specifically agrees that either party may assign this Agreement and any of its rights or obligations hereunder as necessary or appropriate in furtherance of effectuate a Section 1031 like-kind exchange, provided that such assignment shall not serve to relieve either party of their respective obligations hereunder. The party requesting the cooperation of the other party shall indemnify, defend and protect the other party from all costs, expenses and liability associated with such cooperation.

     IN WITNESS WHEREOF, the individual parties hereto have hereunto duly set their hands and seals, and the corporate parties hereto have caused these presents to be duly executed and their corporate seal to be duly attached by their proper officers thereunto duly authorized, the day and year first above written.

                                                  SELLER:

ATTEST:                                  JONES PANORAMA PROPERTY, INC.



/s/ Abram E. Patlove                      By:  /s/  Joseph J. Euteneuer
--------------------------                     ---------------------------------
Agent - Comcast                           Title:  Vice President



                                                  BUYER:

ATTEST:                                  AMERIVEST BROADWAY PROPERTIES, INC.



/s/ Charles K. Knight                    By: /s/ James F. Etter
--------------------------                   -----------------------------------
Secretary                                Its:  President